Exhibit 99(e)(ii)

FIRST AMENDMENT TO DISTRIBUTION AGREEMENT

THIS FIRST AMENDMENT, is made as of September 1, 2012, by and between FMI Common Stock Fund, Inc., and FMI Funds, Inc. (collectively,  “Funds”)  and Rafferty Capital Markets, LLC (“RCM”).

WHEREAS, the Funds and RCM heretofore entered into an agreement dated September 1, 2010 (“Agreement”), with regard to FMI Common Stock Fund, Inc., FMI Funds, Inc. and FMI Mutual Funds, Inc. retaining RCM as principal underwriter in connection with the offering and sale of the Shares of each series listed on Schedule A of the Agreement;

WHEREAS, Section 13 of the Agreement provides that provisions of the Agreement may be amended with the written consent of the other party and with the approval of the Board of the Funds including a majority of the Independent directors; and

WHEREAS, FMI Provident Trust Strategy Fund, the only Fund in FMI Mutual Funds, Inc., was sold on August 31, 2012;

WHEREAS, FMI Funds, Inc. now includes FMI International Fund;

WHEREAS, the intent of this First Amendment is to update and reflect the removal of FMI Mutual Funds, Inc. from the Agreement and the addition of a Fund in the FMI Funds, Inc. series.

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, all parties to the Amendment acknowledge, consent and agree to the following:

1.	Fund Removal. All references to FMI Mutual Funds, Inc. in the Agreement and subsequent Schedule A are removed.
2.	Fund Inclusion. FMI International Fund, part of the FMI Funds, Inc. series, will be included on Schedule A.
3.
All Other Terms.  All parties agree to continue to be bound by the original terms and conditions of the Agreement.   Further, all rights and obligations established in the Agreement shall remain unchanged.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers effective as of the date first written above.

FMI COMMON STOCK FUND, INC.	RAFFERTY CAPITAL MARKETS, LLC
FMI FUNDS, INC.

By: /s/ John S. Brandser	BY: /s/ Thomas A. Mulrooney

Name: /s/ John S. Brandser	NAME: Thomas A. Mulrooney

Title: Vice President	TITLE: President

SCHEDULE A

To the

DISTRIBUTION AGREEMENT

Between

FMI Common Stock Fund, Inc., FMI Funds, Inc. and Rafferty Capital Markets, LLC

(Amended 9-1-12)

Pursuant to Section 1 of the distribution Agreement among FMI Common Stock Fund, Inc. and FMI Funds, Inc. (collectively “Funds”) and Rafferty Capital Markets, LLC (“RCM”), the Funds hereby appoint RCM as its agent to be the principal underwriter of the Fund with respect to its following series:

FMI Common Stock Fund	(FMIMX)

FMI Focus Fund	(FMIOX)

FMI Large Cap Fund	(FMIHX)

FMI International Fund	(FMIJX)